NEWS RELEASE
FOR IMMEDIATE RELEASE

CASCADE BANCORP REPORTS FIRST QUARTER 2016 RESULTS INCLUDING $470 MILLION DEPOSIT ACQUISITION, DOUBLE-DIGIT REVENUE AND ORGANIC LOAN GROWTH

Bend, Ore. - April 27, 2016 - Cascade Bancorp (NASDAQ: CACB) (“Company” or “Cascade”), the holding company for Bank of the Cascades (“Bank”), today announced its financial results for the three months ended March 31, 2016.

First Quarter 2016 Financial Highlights

•
Net income for the first quarter of 2016 was $1.9 million, or $0.03 per share, compared to $5.6 million, or $0.08 per share, for the fourth quarter of 2015 which included a $2.0 million ($0.02 per share) credit to loan loss provision.

•
The first quarter 2016 earnings were reduced by non-recurring items netting $3.1 million (pretax), or $0.03 per share (after tax). These items mainly relate to costs incurred in connection with the acquisition and integration of 15 Bank of America branches as well as expenses related to the consolidation of several branch locations, partially offset by out-sized earnings on investment securities called during the period.

•	At March 31, 2016, gross loans were $1.8 billion compared to $1.7 billion at year-end 2015. First quarter organic loan growth[1] was $49.7 million, or 14.1% annualized.

•
Total deposits rose 23.7%, or $493.0 million, compared to the fourth quarter of 2015 (“linked quarter”) mainly due to the $469.9 million in total deposits assumed in the Bank of America branch acquisition.

•	Cost of funds remained stable in the current quarter at 0.09% as compared to the linked quarter at 0.08%.

•
Overall revenue was up at a double-digit annualized pace, including net interest income of $22.2 million, up $2.4 million, or 12.0%, from the linked quarter. The current quarter included $1.5 million in additional interest revenue on called securities.

•
Net interest margin (“NIM”) was 3.80% for the first quarter of 2016, compared to 3.52% in the linked quarter. Adjusted to exclude the aforementioned interest on called securities, the NIM for the March quarter was 3.54%[2].

•
Net loan recoveries for the first quarter were $0.02 million. Allowance for loan losses (“ALLL”) at quarter end was 1.37% of gross loans. No provision or credit for loan losses was recorded in the current quarter.

•	At March 31, 2016, stockholders’ equity was $339.7 million, with book value per share of $4.67 and tangible book value[3] per share of $3.35.

•	Return on average tangible assets[4] was 0.31% compared to 0.91% in the linked quarter.

•	Return on average tangible stockholders' equity[5] was 3.07% compared to 8.87% in the linked quarter.

Recent Event

•
On April 26, 2016, the Company entered into a definitive agreement to acquire Prime Pacific Financial Services for an aggregate merger consideration of approximately $17.1 million, or $1.79 per Prime Pacific common share.  Prime Pacific is a greater Seattle metro market bank with $119.4 million in assets which will leverage Cascade’s strategy of supporting metro commercial lending growth by leveraging our low-cost core deposits.

“This quarter’s accomplishments represent a solid start to 2016, giving us momentum to accelerate our financial returns in the future,” said Terry Zink, President and CEO of Cascade Bancorp. “The highlight of the quarter was the successful closing and customer conversion of the acquired Bank of America branches located in Oregon and southwest Washington. This transaction provides the opportunity to drive both enhanced fee revenue as well as the reinvestment of the low cost deposits assumed in the branch acquisition into higher yielding loans through the balance of the year. Thus far, our new customer transaction volumes have been strong and we see the potential for further growth as our bankers effectively transition these customers to Cascade’s higher touch community bank model. Importantly, as of mid-April we have retained approximately 97% of the $469.9 million in deposits that we acquired and our cost of funds is projected to be about 9 basis points going forward with over half of our deposits in checking accounts.”

Bank of the Cascades President, Chip Reeves added, “We were also pleased with our double digit organic loan growth during the quarter, which was driven by originations in our Portland and newly opened Seattle commercial banking centers. Our strategy of redeploying a low cost deposit base into fast-growing metropolitan markets has been a strong success. In fact, our Seattle team has ramped their loan pipeline and production more quickly than expected and are currently a full quarter ahead of projections. Looking to the balance of 2016, we will continue to opportunistically hire experienced bankers, such as our March hiring of five bankers in Idaho, to further augment organic loan growth.”

1 Organic loan growth is a non-GAAP measure defined as total loan growth less acquired loans during the period. See the last page of this release for a reconciliation of organic loan growth.
2 Adjusted NIM is a non-GAAP measure. See reconciliation of adjusted NIM at the end of this release.
3 Tangible book value per common share is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total number of shares outstanding. See the last page of this release for a reconciliation of tangible book value per common share.
4 Return on average tangible assets is a non-GAAP measure defined as average total assets, less the sum of average CDI and goodwill, divided by net income. See the last page of this release for a reconciliation of return on average tangible assets.
5 Return on average tangible stockholders' equity is a non-GAAP measure defined as average total stockholders' equity, less the sum of average CDI and goodwill, divided by net income. See last page of this release for a reconciliation of return on average tangible stockholders' equity.

Financial Review

Bank of America Branch Acquisition:

The financial statements as of March 31, 2016 are inclusive of approximately $469.9 million in deposit liabilities assumed in connection with the acquisition of 15 Bank of America branches (the “branch acquisition”). The transaction closed on March 4, 2016. The following comparative balance sheet and income statement information is notably affected by the branch acquisition, including certain one-time charges recorded in connection with the transaction.

Balance Sheet:

At March 31, 2016 as compared to December 31, 2015 and March 31, 2015

Total assets at March 31, 2016 were $3.0 billion compared to $2.5 billion for the prior quarter and $2.4 billion a year ago, with the increase over prior periods due primarily to assets assumed with the closing of the branch acquisition during the current quarter.

Cash equivalents at March 31, 2016 were at $343.5 million due to increased deposits assumed in the branch acquisition. This compares to $77.8 million and $59.8 million for the linked quarter and year ago quarter, respectively.

Investment securities classified as available-for-sale and held-to-maturity increased $123.3 million to $572.9 million at March 31, 2016 as compared to $449.7 million at December 31, 2015 and $466.3 million a year ago. The increase is due to the redeployment of cash assumed in the branch acquisition into securities and adjustable rate mortgages (“ARMs”) during the current quarter. The deployment of a significant portion of remaining cash from the branch acquisition is expected to continue during the second quarter. Anticipated yields on these new earning assets are targeted to average 2.25% in aggregate with lower yields on floating rate assets and higher yields on ARMs, whole loan purchases, and other fixed rate securities.

Gross loans at March 31, 2016, were $1.8 billion, up $96.5 million, or 23.0% (annualized), from the linked quarter with the most significant growth visible in commercial real estate, consumer residential, commercial and industrial (“C&I”) and construction loans. The increase over linked quarter includes both organic loan growth and purchased loans related to deployment of funds received in the branch acquisition. Organic loan growth was 14.1% (annualized) for the March 2016 quarter and was largely centered in our C&I and commercial portfolios. The purchased ARM portfolio totaled $154.5 million at March 31, 2016. Shared national credit loan balances were $160.6 million at March 31, 2016 compared to $168.4 million for the linked quarter and $204.9 million a year earlier. Wholesale loan portfolios are designed to diversify the Company’s overall loan portfolio by geography industry and loan type.

The ALLL at March 31, 2016 was steady at $24.4 million as compared to December 31, 2015 with recoveries effectively offsetting charge offs for the period. See additional discussion in “Asset Quality” below.

FHLB stock was $3.1 million at March 31, 2016 compared to $3.0 million at year end 2015 and $25.4 million for the year ago period. The year over year reduction was due to changes in FHLB membership stock requirements in connection with the Seattle FHLB merging with Des Moines FHLB in the second quarter of 2015.

Total deposits as of March 31, 2016 increased 23.7% to $2.6 billion compared to $2.1 billion as of December 31, 2015, and $2.0 billion as of March 31, 2015. These increases were mainly attributable to the $469.9 million of deposits assumed in the branch acquisition. Non-interest bearing deposits were $867.6 million, or 33.7% of total deposits. Combined with interest checking balances, total checking balances were 55.4% of total deposits. Money market and saving accounts were 36.1% while CDs were 8.5% of total deposits.

The overall cost of funds for the quarter was 0.09% including some borrowing costs related to the purchase of securities in anticipation of the branch acquisition. Management estimates cost of funds should approximate 9 basis points going forward.

Total stockholders’ equity at March 31, 2016 was $339.7 million compared to $336.8 million at December 31, 2015. This increase is primarily a result of the first quarter 2016 net income of $1.9 million. Tangible common stockholders’ equity6 was
$244.0 million, or $3.35 per share, at March 31, 2016, as compared to $251.3 million, or $3.45 per share, at December 31, 2015. The ratios of common stockholders’ equity to total assets and tangible common stockholders’ equity to total assets7 were 11.39% and 8.18% at March 31, 2016, respectively, and 13.65% and 10.18% at December 31, 2015, respectively.

6 Tangible stockholders’ equity is a non-GAAP measure defined as total stockholders' equity, less the sum of CDI and goodwill. See the last page of this release for a reconciliation of tangible stockholders’ equity.
7 Tangible common stockholders’ equity to total assets is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total assets. See the last page of this release for a reconciliation of tangible common stockholders’ equity to total assets.

Income Statement:

Linked Quarter Comparison: Quarter ended March 31, 2016 as compared to the quarter ended December 31, 2015

Net income for the first quarter of 2016 was $1.9 million, or $0.03 per share, compared to $5.6 million, or $0.08 per share, for the linked quarter. The current quarter included approximately $3.1 million in net pretax non-recurring items, mainly related to costs incurred in connection with the branch acquisition, such as customer integration and IT conversion expenses, as well as certain branch consolidation costs. These costs were partially offset by out-sized earnings on investment securities called during the period.

Net interest income for the first quarter 2016 was up $2.4 million, or 12.0%, compared to the linked quarter. The current quarter includes $1.5 million in generally non-recurring interest on called securities. Excluding this item, net interest income improved $0.9 million, or 4.4%, from the linked quarter due to an increase in average earning assets. Of this, loan discount accretion was up $0.2 million from the linked quarter due to a higher rate of loan payoffs on the acquired Home Federal Bancorp portfolio.

NIM was 3.80% for the first quarter of 2016, compared to 3.52% in the linked quarter. Excluding the aforementioned extra-interest on called securities, the NIM for the March quarter was 3.54%. The NIM is expected to decline in succeeding quarters as a result of the increase in lower yielding cash and cash equivalents that occurred with the closing of the branch acquisition.

Non-interest income for the first quarter of 2016 was $5.5 million, compared to $5.8 million in the linked quarter. Service fees were higher on a linked quarter basis mainly owing to higher transaction volumes including those from acquired branch customers during the month of March. SBA and mortgage related revenues were seasonally flat, while customer swap activity was higher than the linked quarter. Other income was lower by $0.5 million in gain on sale of a decommissioned branch in the linked quarter.

Non-interest expense in the first quarter of 2016 was $24.5 million compared to $18.1 million in the linked quarter mainly due to the effects of the one-time acquisition and integration costs incurred with the branch acquisition that totaled approximately $2.3 million. In addition, non-recurring costs of $1.3 million were incurred to consolidate four branch locations, including contract breakage and severance. Current quarter expenses included $0.3 million in settlement of several contract issues. Numerous non-interest expense line items were impacted by these generally non-recurring items. Human resource expenses included $0.8 million related to acquired branch employees, including healthcare and other benefits, retention and conversion success initiatives, and the above mentioned branch consolidation and severance items. Salary costs included one month of recurring salary and benefit expense for the new branch staff. Current quarter IT related expenses were higher than in the linked quarter due to one-time systems conversion expenditures of $0.4 million. Occupancy was higher due to costs associated with the new branches and certain branch consolidations. Professional services were also elevated mainly due to conversion related costs.

There was no provision for loan loss in the current quarter as compared to a credit to the provision of $2.0 million in the linked quarter. As discussed in “Asset Quality” below, the current quarter includes largely offsetting charge-offs and recoveries, including $3.3 million of gross recoveries on previously charged-off loans offset by a $2.7 million write-down on a loan in the oil and gas sector. The income tax provision for the first quarter of 2016 was $1.2 million, representing a 37.4% effective tax rate for the period, slightly lower than statutory due to the impact of permanent differences.

Comparison with year ago period: For the three ended March 31, 2016 and 2015

Net income for the first quarter of 2016 was $1.9 million, or $0.03 per share, compared to $5.1 million, or $0.07 per share, for the first quarter of 2015. Lower net income is mainly due to the one-time costs incurred in connection with the branch acquisition as described above.

Net interest income for the first quarter 2016 was higher than the year ago period primarily due to $1.5 million in non-recurring interest on called securities in the current period, as well as well net revenues arising from higher earning assets in the current period.

Non-interest income for the three months ended March 31, 2016 was $5.5 million, down from $6.1 million during the year ago period. Year-over-year improvements were largely transaction volume related with service fees, card and interest rate swap revenues up somewhat as a result of strengthening economies in our service areas. Mortgage, SBA and other income were off slightly as compared to the year ago period, with the decrease in other income related to a gain on sale of decommissioned branches in the first quarter of 2015.

Non-interest expense in the three months ended March 31, 2016 was $24.5 million compared to $18.8 million in the respective year ago period. Higher expense during the three months ended March 31, 2016 compared to the year ago period relate primarily to one-time costs incurred in connection with the branch acquisition.

Income tax expense in the three months ended March 31, 2016 was $1.2 million as compared to $3.1 million in the year ago period.

Asset Quality

For the quarter ended March 31, 2016, loan charge offs were offset by recoveries, and there was no provision for loan losses during the period. This resulted in a ratio of Loan Loss Reserve to total loans of 1.37% of total loans at March 31, 2016 compared to 1.45% at December 31, 2015 and 1.48% at March 31, 2015. Recoveries totaled $3.3 million, mainly arising from recovery on a loan that was previously charged off. This was offset by a $2.7 million charge off related to certain downgrades in the oil and mining sector. Risk-rating downgrades were partially offset by several upgrades of previously adversely risk rated credits. The Company’s aggregate mining and energy exposure is less than 1.0% of total loans with ample reserves allocated to these credits. Credit metrics affected by these changes include non-performing assets as a percentage of total assets at 0.49% at March 31, 2016, as compared to 0.34% at December 31, 2015 and 0.53% at March 31, 2015. Classified loans totaled $49.5 million, or 2.8% of total loans, at March 31, 2016 compared to $39.5 million, or 2.3% of total loans, at December 31, 2015. At March 31, 2016, delinquent loans were 0.30% of the loan portfolio. This compares to 0.24% at December 31, 2015 and 0.17% at March 31, 2015.

Acquired loans are recorded at fair value with no reserve provisions brought forward in accordance with purchase accounting principles. The net fair value adjustment to acquired loans from the Home Federal Bancorp acquisition was $6.0 million, consisting of an interest rate and a credit mark which will be accreted over the life of the loans (approximately 10 years).

Conference Call

As previously announced, a conference call and webcast discussing the first quarter 2016 results will be held today, April 27, 2016 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Stockholders, analysts and other interested parties are invited to join the webcast by registering at http://public.viavid.com/index.php?id=119173 in or the live conference call by dialing (877) 407-4018 prior to 2:00 p.m. Pacific Time.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly owned subsidiary, Bank of the Cascades, operates in the Pacific Northwest. Founded in 1977, Bank of the Cascades offers full-service community banking through 51 branches in Oregon, Idaho and Washington. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value-driven customers. For further information, please visit our website at www.botc.com.

CONTACT:
Terry E. Zink, President and Chief Executive Officer, Cascade Bancorp (541) 617-3527
Gregory D. Newton, EVP and Chief Financial Officer, Cascade Bancorp (541) 617-3526
Charles Reeves, President and Chief Operating Officer, Bank of the Cascades (541) 617-3557

NON-GAAP FINANCIAL MEASURES

This release contains certain non-GAAP financial measures. The Company’s management uses these non-GAAP financial measures, specifically efficiency ratio, adjusted net interest margin, organic loan growth, tangible book value per common share, tangible common equity ratio to total assets and tangible stockholders' equity, as important measures of the strength of its capital and its ability to generate earnings on its tangible capital invested by its shareholders. Management believes presentation of these non-GAAP financial measures provides useful supplemental information to our investors and others that contributes to a proper understanding of the financial results and capital levels of the Company. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. These non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations, and intentions and are not statements of historical fact. When used in this report, the word “expects,” “believes,” “anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties and Cascade Bancorp’s success in managing such risks and uncertainties and could cause actual results to differ materially from those projected and/or adversely affect our results of operations and financial condition.  Such factors could include: local and national economic conditions; housing/real estate market prices, employment and wages rates, as well as historically low interest rates and/or the rate of change in such rates.   Such factors, depending on severity, could adversely affect credit quality, collateral values, including real estate collateral and OREO (other real estate owned) properties, investment values, liquidity, the pace of loan growth and /or originations, the adequacy of reserves for loan losses including the trend and amount of loan charge offs and delinquency rates. These factors may be exacerbated by our concentration of operations in the States of Oregon, Idaho and Washington generally, and Central, Southern and Northwest Oregon, as well as the greater Boise/Treasure Valley, Idaho and greater Seattle, Washington areas, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in Cascade Bancorp’s reports filed with or furnished to the Securities and Exchange Commission (the “SEC”); the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and our financial condition. Such forward-looking statements also include, but are not limited to, statements about our strategy to expand our loan portfolio to markets outside our branch network, including Portland, Oregon and Seattle, Washington; and our ability to execute our business plan. Additional risks and uncertainties are identified and discussed in Cascade Bancorp’s reports filed with or furnished to the SEC and available at the SEC’s website at www.sec.gov. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ materially from our expectations. These forward-looking statements speak only as of the date of this release. Cascade Bancorp undertakes no obligation to update or publish revised forward-looking statements to reflect the impact of events or circumstances that may arise after the date hereof, except as required by applicable law. Readers should carefully review all disclosures filed or furnished by Cascade Bancorp from time to time with the SEC.

Information contained herein, other than information at December 31, 2015, and for the twelve months then ended, is unaudited. All financial data should be read in conjunction with the notes to the consolidated financial statements of Cascade Bancorp and subsidiary as of and for the fiscal year ended December 31, 2015, as contained in the Company’s Annual Report on Form 10-K for such fiscal year.

# # #

CASCADE BANCORP
CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)
	March 31, 2016	December 31, 2015	March 31, 2015
ASSETS
Cash and cash equivalents:
Cash and due from banks	$54,510	$46,354	$43,417
Interest bearing deposits	288,740	31,178	16,117
Federal funds sold	273	273	273
Total cash and cash equivalents	343,523	77,805	59,807
Investment securities available-for-sale	428,909	310,262	317,761
Investment securities held-to-maturity	144,029	139,424	148,573
Federal Home Loan Bank (FHLB) stock	3,137	3,000	25,369
Loans held for sale	4,246	3,621	1,474
Loans, net	1,758,598	1,662,095	1,547,531
Premises and equipment, net	45,115	42,031	43,274
Bank-owned life insurance	54,708	54,450	53,692
Other real estate owned, net	3,274	3,274	4,830
Deferred tax asset, net	49,387	50,673	62,630
Core deposit intangible	13,085	6,863	7,478
Goodwill	82,594	78,610	78,610
Other assets	51,400	35,921	31,992
Total assets	$2,982,005	$2,468,029	$2,383,021
LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Demand	$867,646	$727,730	$677,515
Interest bearing demand	1,317,725	1,044,134	992,545
Savings	170,745	135,527	134,146
Time	219,922	175,697	210,990
Total deposits	2,576,038	2,083,088	2,015,196
Other liabilities	66,242	48,167	45,826
Total liabilities	2,642,280	2,131,255	2,061,022

Stockholders' equity:
Preferred stock, no par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—
Common stock, no par value; 100,000,000 shares authorized	453,626	452,925	451,449
Accumulated deficit	(115,832)	(117,772)	(133,233)
Accumulated other comprehensive income	1,931	1,621	3,783
Total stockholders' equity	339,725	336,774	321,999
Total liabilities and stockholders' equity	$2,982,005	$2,468,029	$2,383,021

CASCADE BANCORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands) (Unaudited)	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015

Interest income:
Interest and fees on loans	$17,920	$17,215	$16,494
Interest on investments	4,618	2,904	2,983
Other investment income	156	98	33
Total interest income	22,694	20,217	19,510

Interest expense:
Deposits:
Interest bearing demand	413	368	312
Savings	11	10	10
Time	85	51	224
Other borrowings	26	—	—
Total interest expense	535	429	546

Net interest income	22,159	19,788	18,964
Loan loss provision (recovery)	—	(2,000)	(2,000)
Net interest income after loan loss provision	22,159	21,788	20,964

Non-interest income:
Service charges on deposit accounts	1,372	1,285	1,261
Card issuer and merchant services fees, net	1,835	1,716	1,643
Earnings on BOLI	258	265	242
Mortgage banking income, net	495	528	788
Swap fee income	666	638	515
SBA gain on sales and fee income	174	234	362
Loss on sales of investments	—	(28)	—
Other income	656	1,134	1,311
Total non-interest income	5,456	5,772	6,122

Non-interest expense:
Salaries and employee benefits	13,029	10,711	11,130
Occupancy	2,680	1,294	1,366
Information technology	1,397	946	938
Equipment	448	397	357
Communications	610	545	541
FDIC insurance	377	275	398
OREO	212	57	57
Professional services	1,598	1,367	957
Card issuer	909	637	863
Insurance	175	149	209
Other expenses	3,083	1,737	2,004
Total non-interest expense	24,518	18,115	18,820

Income before income taxes	3,097	9,445	8,266
Income tax provision	(1,157)	(3,878)	(3,148)
Net income	$1,940	$5,567	$5,118

CASCADE BANCORP
NET INTEREST MARGIN
(In thousands) (Unaudited)
	Three Months Ended March 31,
	2016			2015
	Average Balance	Interest Income/ Expense	Average Yield or Rates	Average Balance	Interest Income/ Expense	Average Yield or Rates
Assets
Investment securities	$508,533	$4,618	3.65%	$467,149	$2,983	2.59%
Interest bearing balances due from other banks	115,612	156	0.54%	48,964	33	0.27%
Federal funds sold	273	—	—%	273	—	—%
Federal Home Loan Bank stock	3,898	—	—%	25,578	—	—%
Loans	1,720,086	17,920	4.19%	1,512,769	16,494	4.42%
Total earning assets/interest income	2,348,402	22,694	3.89%	2,054,733	19,510	3.85%
Reserve for loan losses	(26,591)			(23,556)
Cash and due from banks	49,250			41,069
Premises and equipment, net	42,090			43,536
Bank-owned life insurance	54,558			53,549
Deferred tax asset	49,781			66,318
Goodwill	78,653			79,951
Core deposit intangible	6,800			7,550
Accrued interest and other assets	35,625			35,625
Total assets	$2,638,568			$2,358,775

Liabilities and Stockholders' Equity
Interest bearing demand deposits	$1,129,592	413	0.15%	$996,267	312	0.13%
Savings deposits	146,257	11	0.03%	131,504	10	0.03%
Time deposits	186,316	85	0.18%	224,792	224	0.40%
Other borrowings	22,846	26	0.46%	278	—	—%
Total interest bearing liabilities/interest expense	1,485,011	535	0.14%	1,352,841	546	0.16%
Demand deposits	763,496			642,391
Other liabilities	50,825			45,071
Total liabilities	2,299,332			2,040,303
Stockholders' equity	339,236			318,472
Total liabilities and stockholders' equity	$2,638,568			$2,358,775
Net interest income		$22,159			$18,964

Net interest spread			3.74%			3.69%

Net interest income to earning assets			3.80%			3.74%

CASCADE BANCORP
ADDITIONAL FINANCIAL INFORMATION
(In thousands, except per share data) (Unaudited)

	March 31, 2016	December 31, 2015	March 31, 2015
Share Data
Basic net income per common share	$0.03	$0.08	$0.07
Diluted net income per common share	$0.03	$0.08	$0.07
Book value per basic common share	$4.67	$4.63	$4.44
Tangible book value per common share[1]	$3.35	$3.45	$3.26
Basic average shares outstanding	71,884	71,882	71,673
Fully diluted average shares outstanding	72,153	72,473	71,851
Balance Sheet Detail
Gross loans	$1,783,028	$1,686,573	$1,570,775
Wholesale loans	$315,163	$268,417	$266,533
Total organic loans	$1,467,865	$1,418,156	$1,304,242
Total deposits	$2,576,038	$2,083,088	$2,015,196
Non interest bearing	$867,646	$727,730	$677,515
Total checking balances	$1,426,471	$1,183,274	$1,119,220
Money market	$758,899	$588,590	$550,840
Time	$219,922	$175,697	$210,990
Key Ratios
Return on average stockholders' equity	2.30%	6.60%	6.52%
Return on average tangible stockholders' equity[2]	3.07%	8.87%	8.99%
Return on average assets	0.30%	0.87%	0.88%
Return on average tangible assets[3]	0.31%	0.91%	0.91%
Common stockholders’ equity ratio	11.39%	13.65%	13.51%
Tangible common stockholders’ equity ratio[4]	8.18%	10.18%	9.90%
Net interest spread	3.74%	3.47%	3.69%
Net interest margin	3.80%	3.52%	3.74%
Total revenue (net int. inc. + non int. inc.)	$27,615	$25,562	$25,086
Efficiency ratio[5]	88.79%	70.87%	75.02%
Loan to deposit ratio	68.27%	79.79%	76.79%
Credit Quality Ratios
Reserve for loan losses	$24,430	$24,415	$23,244
Reserve for loan losses to ending gross loans	1.37%	1.45%	1.48%
Reserve for credit losses	$24,870	$24,855	$23,684
Reserve for credit losses to ending gross loans	1.39%	1.47%	1.51%
Non-performing assets (“NPAs”)	$14,638	$8,396	$12,732
NPAs to total assets	0.49%	0.34%	0.53%
Delinquent >30 days to total loans (excl. NPAs)	0.30%	0.24%	0.17%
Net (recoveries) charge-offs	$(15)	$208	$(3,191)
Net loan (recoveries) charge-offs to average total loans	—%	0.01%	(0.21)%
1 Tangible book value per common share is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total number of shares outstanding. See below for reconciliation of tangible book value per common share.
2 Return on average tangible stockholders' equity is a non-GAAP measure defined as average total stockholders' equity, less the sum of average CDI and goodwill, divided by net income. See below for a reconciliation of return on average tangible stockholders' equity.
3 Return on average tangible assets is a non-GAAP measure defined as average total assets, less the sum of average CDI and goodwill, divided by net income. See below for a reconciliation of return on average tangible assets.
4 Tangible common stockholders’ equity ratio is a non-GAAP measure defined as total stockholders’ equity, less the sum of CDI and goodwill, divided by total assets. See below for a reconciliation of tangible common stockholders’ equity ratio.
5 The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense by the sum of net interest income and non-interest income. Other companies may define and calculate this data differently.

CASCADE BANCORP
ADDITIONAL FINANCIAL INFORMATION (continued)
(In thousands, except per share data) (Unaudited)

	March 31, 2016	December 31, 2015	March 31, 2015
Bank Capital Ratios	Estimate
Tier 1 capital leverage ratio	8.48%	9.25%	8.56%
Common equity Tier 1 ratio	10.22%	11.35%	10.55%
Tier 1 risk-based capital ratio	10.22%	11.35%	10.55%
Total risk-based capital ratio	11.41%	12.60%	11.82%
Bancorp Capital Ratios
Tier 1 capital leverage ratio	8.64%	9.40%	8.76%
Common equity Tier 1 ratio	10.42%	11.53%	10.81%
Tier 1 risk-based capital ratio	10.42%	11.53%	10.81%
Total risk-based capital ratio	11.60%	12.79%	12.08%

Reconciliation of Non-GAAP Measures (unaudited):
Reconciliation of period end stockholders’ equity to period end tangible stockholders’ equity:	March 31, 2016	December 31, 2015	March 31, 2015
Total stockholders’ equity	$339,725	$336,774	$321,999
Core deposit intangible	13,085	6,863	7,478
Goodwill	82,594	78,610	78,610
Tangible stockholders’ equity	$244,046	$251,301	$235,911

Reconciliation of period end common stockholders’ equity ratio to period end tangible common stockholders’ equity ratio:	March 31, 2016	December 31, 2015	March 31, 2015
Total stockholders’ equity	$339,725	$336,774	$321,999
Total assets	$2,982,005	$2,468,029	$2,383,021
Common stockholders’ equity ratio	11.39%	13.65%	13.51%
Tangible stockholders’ equity	$244,046	$251,301	$235,911
Total assets	$2,982,005	$2,468,029	$2,383,021
Tangible common stockholders’ equity ratio	8.18%	10.18%	9.90%

Reconciliation of period end total stockholders' equity to period end tangible book value per common share:	March 31, 2016	December 31, 2015	March 31, 2015
Total stockholders’ equity	$339,725	$336,774	$321,999
Core deposit intangible	13,085	6,863	7,478
Goodwill	82,594	78,610	78,610
Tangible stockholders equity	$244,046	$251,301	$235,911
Common shares outstanding	72,774,980	72,792,570	72,472,034
Tangible book value per common share	$3.35	$3.45	$3.26

Reconciliation of return on average tangible stockholders' equity:	March 31, 2016	December 31, 2015	March 31, 2015
Average stockholders' equity	$339,236	$334,472	$318,472
Average core deposit intangible	6,800	6,935	7,550
Average goodwill	78,653	78,610	79,951
Average tangible stockholders' equity	$253,783	$248,927	$230,971
Net income	1,940	5,567	5,118
Return on average tangible stockholders' equity (annualized)	3.07%	8.87%	8.99%

Reconciliation of return on average tangible assets:	March 31, 2016	December 31, 2015	March 31, 2015
Average total assets	$2,638,568	$2,525,708	$2,358,775
Average core deposit intangible	6,800	6,935	7,550
Average goodwill	78,653	78,610	79,951
Average tangible assets	$2,553,115	$2,440,163	$2,271,274
Net income	1,940	5,567	5,118
Return on average tangible assets (annualized)	0.31%	0.91%	0.91%

Reconciliation of adjusted net interest margin:			March 31, 2016
Net interest margin			3.80%
Impact to net interest margin of $1.5 million interest income on called securities			0.26%
Adjusted net interest margin			3.54%

Reconciliation of year-over-year total loan growth to organic loan growth (from March 31, 2015):	Year over year March 31, 2016
Total loan growth	$212,253
Acquired loan growth	48,630
Organic loan growth	$163,623
Reconciliation of quarterly total loan growth to organic loan growth (from December 31, 2015):	QTD March 31, 2016
Total loan growth	$96,455
Acquired loan growth	46,746
Organic loan growth	$49,709